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                                                                    EXHIBIT 23.7
                          CONSENT OF FINANCIAL ADVISOR
     We hereby consent to the use in this registration statement on Form S-4 of our letter to the Board of Directors of CCB Financial Corporation included as Appendix D to the Joint Proxy Statement-Prospectus that is a part of this Registration Statement, and to the references to such letters and to our firm in such Joint Proxy Statement-Prospectus. In giving such consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.
                                   (Signature of Wheat, First Securities, Inc.)
                                   WHEAT, FIRST SECURITIES, INC.
Richmond, Virginia
December 19, 1994